UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): May 27, 2020

Commercial Vehicle Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34365	41-1990662
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7800 Walton Parkway, New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-289-5360
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Chief Financial Officer

On May 27, 2020, C. Timothy Trenary, the Chief Financial Officer and Treasurer of Commercial Vehicle Group, Inc. (the “Company”), submitted his resignation of employment to the Company, to be effective on June 10, 2020. Mr. Trenary’s resignation of employment was not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Harold C. Bevis, President & CEO, thanked Mr. Trenary for his long service and many contributions to the Company including the FSE acquisition and the recent amendments to the Company’s credit agreements. The Board of Directors of the Company has commenced a search for a permanent replacement for Mr. Trenary.

(c) Appointment of Interim Chief Financial Officer

On May 27, 2020, the Board of Directors of the Company appointed Edmund S. Carney, as the Interim Chief Financial Officer and Treasurer of the Company, effective on June 10, 2020, until such time as the Company appoints a permanent Chief Financial Officer and Treasurer. Mr. Carney has been serving as a consultant to the Company since May 4, 2020.

Mr. Carney, age 54, has been the owner of Empath Consulting, PLLC since October 2011, providing finance and operational consulting services to a number of companies. Prior to that, from 1996 to 2011, Mr. Carney served in a number of leadership roles in the finance organizations of Aviva Investors NA, GM Asset Management, Rexair LLC., Owens Corning, and Honeywell International.

Mr. Carney’s compensation is expected to be $416,000 on an annualized basis.

Mr. Carney has been a certified public accountant since 1990, registered in Michigan, and earned his Bachelor of Business Administration from University of Michigan in May 1988.

There is no arrangement or understanding between Mr. Carney and any other person(s) pursuant to which he was selected to be an officer of the Company, and Mr. Carney does not have any family relationships with any of the Company’s executive officers or directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCIAL VEHICLE GROUP, INC.

May 27, 2020	By:	/s/ Aneezal H. Mohamed
	Name:	Aneezal H. Mohamed
	Title:	General Counsel